Exhibit 99

FOR IMMEDIATE RELEASE

October 26, 2005

                       THE EASTERN COMPANY REPORTS RESULTS
                  FOR THE THIRD QUARTER AND NINE MONTHS OF 2005


Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the third quarter and nine months of 2005. Sales for the quarter were $27.2 million compared to $25.5 million for the same period in 2004, a 7% increase, while net income was $1.3 million, or $0.32 per diluted share, compared to the $1.5 million, or $0.40 per diluted share, reported in the third quarter of 2004, a 17% decrease.

Net sales for the nine months ended October 1, 2005 were $80.9 million compared to $75.4 million for the first nine months of the previous year, a 7% increase. Year to date earnings for the nine-month period were $3.1 million, or $0.79 per diluted share, compared to $3.3 million, or $0.90 per diluted share for the same period in 2004, an 8% decrease.

Leonard F. Leganza, President and CEO stated, "All three segments of the Company's operations experienced sales increases in the third quarter compared to the prior year period. Several factors contributed to the strong sales performance. This included a continuing demand for the Sleeper Boxes we produce for Class 8 trailer trucks, increased demand for our Smart Card systems furnished to the commercial laundry market as well as the demand for our SearchAlertTM lock, a lock which has been approved by the T.S.A. for locking checked bags while traveling. We anticipate that sales in the fourth quarter and full year will continue to be strong."

Mr. Leganza also stated, "Of particular note, was that we experienced higher demand in Canada for our mine roof anchors during the third quarter. In addition, we continued to make progress in our initiative to furnish our anchors to the China mining industry. Also of note is that after several months of start-up operations, Eastern Industrial, our Shanghai subsidiary, began shipping product to non-affiliated customers during the quarter as we continue to increase our capabilities.

Mr. Leganza continued, "Our profit margins have been impacted by the pressure of both external factors as well as internal decisions. External factors such as increased costs of raw materials and energy and pricing pressure from foreign competition are part of the current business landscape, which require special efforts to overcome. In addition, we have made internal decisions, such as expanding our presence in China, which have had some negative impact on earnings. However, we believe those decisions will yield positive results for the future."

Mr. Leganza concluded, "Our business backlogs and markets continue to be strong and we anticipate they will remain strong for the remainder of 2005 and into 2006."

The Eastern Company is a 147-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255


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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)

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                                        THREE Months Ended                       NINE Months Ended

                                   13 wks               13 wks               39 wks               39 wks
                                Oct. 1, 2005         Oct. 2, 2004         Oct. 1, 2005         Oct. 2, 2004
                                ------------         ------------         ------------         ------------
Net Sales                        $27,204,815         $25,494,490           $80,893,693         $ 75,357,662


Net Income After Tax               1,256,367           1,506,435             3,070,338            3,343,534


Net Income Per Share:
              Basic                 $   0.35            $   0.41              $   0.84             $   0.92
              Diluted               $   0.32            $   0.40              $   0.79             $   0.90

Weighted average
  shares outstandings:
              Basic                3,637,315           3,631,028             3,636,131            3,625,627
              Diluted              3,918,767           3,732,969             3,890,409            3,728,337


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